PRESS RELEASE

At CDT

Daniel Abrams

Chief Financial Officer

CDT Inc.

Terry Nicklin

Marketing Director Tel: +44 1954 713656

Fax: +44 1954 713620

tnicklin@cdtltd.co.uk

At Financial Relations Board

Bob Leahy

+1 212-827-3771

bleahy@financialrelationsboard.com

Cambridge Display Technology Announces Financial Results

for Fiscal 2005

2005 Highlights

* Reported revenues of $18.1 million for the year, an increase of 36% from 2004

* Successful sale of remaining equity in Litrex Corporation to Ulvac of Japan for an overall gain on the entire transaction of $15.9 million

* Formation of Sumation(tm) - 50/50 JV with Sumitomo Chemical of Japan incorporating Dow Chemical P-OLED IP acquired by Sumitomo and licensed by Sumitomo to the JV

* New revenue streams established through distribution of Litrex ink jet printers and sales of materials

* Strong progress in materials development

CAMBRIDGE, United Kingdom, March 13, 2006 -- Cambridge Display Technology, Inc. [Nasdaq: OLED] today reported its financial results for the year ended December 31, 2005. The Company, which completed its IPO in December 2004, is a pioneer in the development of polymer organic light emitting diode (P-OLED) technology.

In December 2005, it completed a private placement of its common stock with gross proceeds of $17.5 million.

The Company reported its highest quarterly revenue of the year with 2005 fourth quarter revenues of $7.3 million. Total revenues for the full year were $18.1 million in 2005, an increase of $4.8 million, or 36% over 2004 total revenues of $13.3 million.

The Company reported a net profit of $10.2 million for the fourth quarter, including an overall gain of $15.9 million from the sale, in two tranches, of its shares in Litrex, its former subsidiary. For the full year the loss was $13.8 million, a decrease of $8.8 million, or 39%, compared with the 2004 loss (before the cumulative effect of accounting change) of $22.6 million.

Cash used in operations was $15.8 million in 2005, compared with $6.1 million in 2004. The increase includes the impact of increased, lower-margin printer sales relative to high-margin licensing and royalty revenue in 2005 compared with 2004, increased corporate governance costs following the Company's IPO at the end of 2004 and the impact on working capital of a reduction in deferred revenue.

Capital expenditures were $3.2 million in 2005 and $2.4 million in 2004. The Company's cash and cash equivalents were $31.3 million at December 31, 2005.

Details of revenues and expenses

Revenues from sale of equipment and supplies were $7.3 million in 2005, principally from the sale of nine ink jet printers, but also including sales of inks and test equipment; CDT has an exclusive distribution agreement for P-OLED printers with Litrex, its former subsidiary.

Technology services and development revenues grew again in 2005 to $7.5 million from $5.0 million in 2004, continuing the trend in customer demand for stand-alone development projects, or development services as part of equipment and services packages.

Revenues from royalties were $3.3 million in 2005, compared with $2.6 million in 2004. Nine licensees paid royalties in 2005, and no new license was signed. In 2004, revenues from license fees were $4.2 million.

Research and development expenditure increased from $14.2 million in 2004 to $16.1 million in 2005 as the Company continued to invest in developing the materials performance of P-OLED technology and associated manufacturing processes.

Selling, general and administrative expense decreased from $18.8 million in 2004 to $17.4 million in 2005.

David Fyfe, the Company's Chairman and Chief Executive Officer, noted: "We made important progress on a number of strategically important fronts in 2005. The sale of our remaining stake in Litrex to our long-term partner Ulvac was followed by early sales of ink jet printers in our new role as distributor of the Litrex product range.

"Our establishment of a joint venture (Sumation(tm)) with Sumitomo Chemical provides a strong focus for the acceleration of material and device performance as well as a source of supply for high quality P-OLED materials to commercial display makers. We are already seeing the fruits of this collaboration as well as the joint venture having access to the IP of Dow Chemical in P-OLED technology, acquired by Sumitomo Chemical in 2005.

"Our private placement of shares in December 2005, through which we raised gross proceeds of $17.5 million, has resulted in a strengthened balance sheet of substantial importance in upcoming license negotiations and in maintaining the current level of investment in development of our technology at this crucial period of adoption by 'tier one' display makers.

"We are in good shape as we continue in 2006 to offer our customers a unique range of products and services to support their adoption of P-OLED technology. We believe that revenues have the potential for further growth in 2006."

The Company will be holding a conference call to discuss its 2005 results. Interested investors may listen to a live web cast on Monday, March 13, 2006 at 12:00 noon ET, 17:00 GMT. This call can be accessed through the internet at www.earnings.com.

The financial results included in this press release are unaudited. The complete, audited financial statements of the Company for the fiscal year ended December 31, 2005 will be included in the Company's Annual Report on Form 10-K to be filed with the SEC.

About CDT

Cambridge Display Technology is a pioneer in the research, development and commercialization of polymer organic light emitting diodes (P-OLEDs), which are targeted for use in a wide range of electronic display products used for information management, communications and entertainment. Features include reduced power consumption, size, thickness and weight, wide viewing angle, superior video imaging performance and the potential for use on flexible display substrates. Current CDT licensees are actively developing their manufacturing strategies. Founded in 1992, the Company is headquartered in Cambridge, UK and listed on the NASDAQ National Market under the ticker symbol "OLED".

The Company's website is www.cdtltd.co.uk

Statements contained in this press release that are not historical facts are "forward-looking statements" and their presence may be indicated by words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will" and "may," as well as the negative thereof and similar expressions. There can be no assurance that future developments affecting Cambridge Display Technology, Inc. and its subsidiaries will be those anticipated by management. Among the factors, risks and uncertainties that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements are the following: the outcomes of the Company's ongoing and future research and development activities, as well as those of its licensees; the Company's ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays; the successful commercialization of products that include the Company's P-OLED technology by its licensees; the willingness of the Company's manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating the Company's technology; the future demand for products using the Company's P-OLED technology; the comparative advantages and disadvantages of any competing technologies; the Company's ability to maintain and improve its competitive position following the expiration of its fundamental patents; the adequacy of protections afforded to the Company by the patents that it owns or licenses and the cost to the Company of enforcing these patents; the Company's ability to obtain, expand and maintain patent protection in the future and to protect its unpatentable intellectual property; and the Company's future capital requirements and its ability to obtain additional financing when needed. Readers should also consider the additional factors described under the caption "Risk Factors" and "Factors That May Affect Our Operating Results" in the Company's 10-K and 10-Q reports filed with the SEC. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cambridge Display Technology, Inc.

Consolidated Balance Sheets
	December 31,
	2005	2004
ASSETS	(in thousands, except for share information)
Current assets:
Cash and cash equivalents	$ 31,263	$ 26,892
Inventory	32	-
Marketable securities	-	1,151
Accounts receivable, net	2,266	1,458
Due from affiliates	-	107
Taxes receivable	2,045	3,984
Prepaid expenses and other current assets	2,473	6,903
Total current assets	38,079	40,495
Property, equipment and leasehold improvements, net	13,593	15,995
Investments in affiliates	1,899	2,574
Marketable securities	633	-
Goodwill	65,612	65,612
Other intangible assets, net	2,897	4,477
Total assets	$ 122,713	$ 129,153

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 7,910	$ 8,604
Deferred revenue	1,290	6,936
Due to affiliate	52	109
Taxes payable	6	-
Total current liabilities	9,258	15,649

Deferred revenue	-	800
Deferred proceeds on sale of subsidiary stock	-	5,785
Other liabilities	567	480

Commitments and contingencies	-	-

Common shareholders' equity:
Preferred stock, voting $0.01 par value, 46,667 authorized,
none issued or outstanding	-	-
Common stock, $0.01 par value, 100,000,000 shares authorized. 21,483,205 issued and outstanding	215	195
Additional paid-in capital	287,514	273,079
Deferred compensation	(6,082)	(9,266)
Common stock subscribed	-	(3,163)
Accumulated other comprehensive loss	(1,052)	(514)
Accumulated deficit	(167,707)	(153,892)
Total common shareholders' equity	112,888	106,439
Total liabilities and shareholders' equity	$ 122,713	$ 129,153

Cambridge Display Technology, Inc.

Consolidated Statements of Operations

	Year ended December 31
	2005	2004	2003
Operating revenues:	(in thousands, except per share amount)
License fees and royalties	$ 3,285	$ 6,791	$ 4,314
Other license related	-	900	-
Technology services and development	7,478	4,982	3,758
Litrex revenue	-	-	2,608
Equipment and supplies	7,330	613	-
Total operating revenues	18,093	13,286	10,680
Cost of sales:
License fees and royalties	47	186	245
Other license related	-	9	-
Technology services and development	3,798	1,481	109
Litrex revenue	-	-	1,173
Equipment and supplies	5,880	318	-
Total cost of sales	9,725	1,994	1,527
Gross profit	8,368	11,292	9,153

Operating expenses:
Research and development expenses	16,129	14,181	16,841
Selling, general and administrative expenses	17,426	18,751	12,769
Amortization of intangibles acquired	1,580	1,580	1,625
Total operating expenses	35,135	34,512	31,235
Loss from operations	(26,767)	(23,220)	(22,082)
Other income/(expense):
Equity in loss of affiliates	(3,802)	(2,546)	(3,639)
Foreign currency transaction (loss) / gain	(790)	1,045	1,603
Gain on sale of Litrex	15,935	-	-
Other (expense)/income	(721)	210	-
Interest income	497	347	415
Interest expense	-	(36)	(6)
Total other income / (expense)	11,119	(980)	(1,627)
Loss before benefit for income taxes	(15,648)	(24,200)	(23,709)
Benefit for income taxes	(1,833)	(1,615)	(932)
Loss before cumulative effect of accounting change	(13,815)	(22,585)	(22,777)
Cumulative effect of accounting change	-	(12,200)	-
Net loss	(13,815)	(34,785)	(22,777)
Accretion of preferred stock	-	(38,766)	(6,771)
Net loss attributable to common shareholders	$ (13,815)	$ (73,551)	$ (29,548)
Net loss per common share attributable to common shareholders before cumulative effect of accounting change, basic and diluted	$ (0.71)	$ (6.17)	$ (3.04)
Net loss per common share due to cumulative effect of
accounting change, basic and diluted	-	$ (1.23)	-
Net loss per common share attributable to common shareholders, basic and diluted	$ (0.71)	$ (7.40)	$ (3.04)
Weighted average number of common shares outstanding, basic and diluted	19,543	9,944	9,705

Cambridge Display Technology, Inc.

Consolidated Statements of Cash Flows
	Year ended December 31
	2005	2004	2003
Operating activities	(in thousands)
Net loss	$ (13,815)	$ (34,785)	$ (22,777)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, equipment and leasehold
Improvements	5,544	6,007	6,334
(Gain) / loss on sale of property, equipment and leasehold
improvements	(21)	132	74
Gain on sale of Litrex	(15,935)	-
Amortization of intangible assets	1,580	1,580	1,625
Impairment of promissory notes	1,635	-	-
Non-cash income and expense	(108)	-	-
Acquired in process R & D	-	12,200	-
Amortization of deferred compensation	3,086	5,135	19
Equity in loss of affiliates	3,802	2,546	3,639
Stock options granted	-	28	158
Other	-	(30)	-
Changes in operating assets and liabilities:
Accounts and tax receivable	1,131	(1,651)	(2,229)
Due from affiliates	50	21	(2,302)
Inventory	(32)	-	(511)
Prepaid expenses and other current assets	4,430	(3,979)	110
Accounts and tax payable and accrued expenses	(688)	2,399	(1,238)
Deferred revenue	(6,446)	4,014	2,579
Other current and non-current liabilities	24	251	383
Net cash used in operating activities	(15,763)	(6,132)	(14,136)
Investing activities
Acquisition of property, equipment and leasehold improvements	(3,153)	(2,410)	(3,601)
Disposal of property, equipment and leasehold improvements	32	13	68
Acquisition of other intangible assets	-	-	(100)
Costs related to acquisition of CDT Oxford	-	(334)	-
Disposal of business	9,740		12,091
Investment in affiliates	(2,737)	(85)	(128)
Investment in marketable securities	-	(1,129)	-
Cash of consolidated entity - CDT Oxford	-	1,564	-
Net cash generated by/(used in) investing activities	3,882	(2,381)	8,330
Financing activities
Change in restricted cash	-	-	127
Repayment of loan payable	-	-	(127)
Issuance of common stock	16,252	25,005	6
Issuance of redeemable convertible preferred stock	-	-	4,228
Net cash generated by financing activities	16,252	25,005	4,234
Net increase/(decrease) in cash	4,371	16,492	(1,572)
Cash and cash equivalents--beginning of period	26,892	10,400	11,972
Cash and cash equivalents--end of period	$ 31,263	$ 26,892	$ 10,400
Supplemental disclosures of cash flow information
Interest (paid)/refunded	-	$ (36)	$ 6
Taxes (paid)/refunded	$ (176)	18	-